Exhibit 14.7

Consent of Snowden Mining Industry Consultants

Exhibit To Form 20-F

March 18, 2005

Silver Standard Resources Inc.

Suite 1180, 999 West Hastings Street

Vancouver, BC

Canada V6C 2W2

Dear Sirs:

Re:	Reports on the Maverick Springs Project, Nevada.

Snowden Mining Industry Consultants:

•

has reviewed the summary of the estimate of resources at the Maverick Springs Project in Nevada included in the Form 20-F for the year ended December 31, 2004 of Silver Standard Resources Inc. (“Silver Standard”);

•	confirms that each summary of an estimate of resources concurs with the estimate contained in our reports prepared for the Maverick Springs Project in Nevada;
•	consents to being referenced in the Form 20-F for the year ended December 31, 2004 of Silver Standard; and
•	consents to this consent being filed as an Exhibit to the Form 20-F for the year ended December 31, 2004 of Silver Standard.

Yours Sincerely,

Snowden Mining Industry Consultants

Per:

/s/ Neil Burns

Neil Burns, M.Sc., P.Geo.